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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our report, dated February 21, 2002 on the consolidated balance sheets of Asbury Automotive Group L.L.C. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2001, (and to all references to our Firm) included in or made a part of this registration statement.

                                          /s/ ARTHUR ANDERSEN LLP

Stamford, Connecticut
February 21, 2002